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                                                                    EXHIBIT 99.1

                          [COMPANY LOGO APPEARS HERE]


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CONTACTS:
AT ASTEA                    AT BENDATA                  MEDIA RELATIONS                     INVESTOR RELATIONS
Jack Phillips               Vance F. Brown              Steven Greene                       Harvey A. Goralnick
Chief Financial Officer     President
Astea International Inc.    Bendata Inc.                Sperling Greene Associates          FOCUS Partners LLC
(215) 682-2500              (719) 532-7397              (212) 366-5060                      (212) 752-9445
jphillips@astea.com         vbrown@bendata.com          sgreene@sperlinggreene.com          info@focuspartners.com
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                     ASTEA SIGNS AGREEMENT TO SELL BENDATA

HORSHAM, PA. AUGUST 17, 1998 - ASTEA INTERNATIONAL (NASDAQ: ATEA), a leading developer and supplier of Customer Management Solutions (CMS) software, today announced that it has signed an agreement to sell its Bendata, Inc. subsidiary to Ixchange Technology Holdings, Ltd. (JS: XCH) for over $43 million in cash and short-term guaranteed debt. The sale is subject to customary closing conditions and to South African regulatory approvals. The date of closing is expected to be in late August.

Jake LaMotta, President and COO of Astea, noted, "With the agreement to sell Bendata, the Company has begun to re-focus its efforts on its core competencies: the development of leading-edge, customer-oriented front office solutions. Front office applications represent our historic strength and expertise, as Astea played a pivotal role in developing the CMS industry. The divestiture of Bendata will allow us to aggressively support the product initiatives started late last year with the introduction of ServiceAlliance and V-Service, a unique, Web-based field service product of the Virtual Service Corporation, a division of Astea created early this year. These significant changes will benefit stockholders, employees and clients. The proceeds of the sale will fund, among other things, an expansion of the sales and marketing force to take advantage of dramatically increasing product licensing opportunities."

Other uses for the proceeds from the sale include the expansion of Astea's implementation and project management service capabilities. Investments are
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targeted for both direct and indirect sales and marketing channels, as well as for the extension of the Company's European and Pacific Rim infrastructure and for its global product development efforts.

"We are convinced that this sale will benefit our Company," said Zack Bergreen, Chairman and CEO of Astea International. "It supports the consolidation and streamlining of Company operations, improves our CMS market focus and vision, and funds continued expansion of our product development and sales and marketing efforts. Both Astea and Bendata will benefit from this transaction."

Vance Brown, President of Bendata, agreed. "While Bendata focuses on departmental/workgroup customer service applications, Astea's primary strength is superior enterprise CMS software functionality," he stated.

ABOUT IXCHANGE TECHNOLOGY HOLDINGS

Ixchange Technology Holdings Limited develops client-server software solutions for Internet applications and provides related products and services. The company is based in Kramerville, South Africa, with U.S. offices in Denver. Products include Customer IXCHANGE, Stock IXCHANGE, Internet IXCHANGE, Mail IXCHANGE and Value IXCHANGE. The group also assists companies in adding value to their internet processes via technological applications. Ixchange can be reached at (011) 2711-444-1550 or via the World Wide Web at www.ixchange.com .
                                                            ----------------

ABOUT ASTEA INTERNATIONAL

Astea International develops Customer Management Software that enables organizations to automate their field service, customer support, and sales and marketing operations. Astea's products include DISPATCH-1, the industry's leading and most complete customer service application; ServiceAlliance, an integrated, client/server field service automation application that can be easily configured and rapidly deployed; V-Service, a unique, web-based field service application; and Abalon, a complete sales and marketing solution that allows call centers to manage every aspect of the customerinteraction process. Astea markets its products through direct and indirect sales and services networks throughout North America, Europe, Israel, Asia, Australia and New Zealand.

The company's customer base of approximately 650 companies and 45,000 end users includes such industry leaders as Groupe Bull, NCR, Ericsson Telecom, Sun Microsystems, GTE Customer Networks, Phillips Medical Systems, Siemens Business Communications Systems, and Sprint. Astea differentiates itself by its industry-leading customer care expertise, its commitment to providing "best of breed" end-to-end solutions for automated customer care systems, and its flexibility in offering a full spectrum of products for companies of different sizes and needs. Astea can be reached at (215) 682-2500 or via the World Wide Web at www.astea.com.
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This press release contains forward-looking statements that are made under the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are the possibility that the sale of Bendata may not close due to the failure to satisfy certain conditions, the continuing acceptance of Astea's products, general competitive pressures in the marketplace, and the continued overall growth in the customer management solutions market industry. Further information regarding these as well as other key risk factors and meaningful cautionary statements that could affect the Company's financial results are included at length in the Company's Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission.

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